PLAN OF DISTRIBUTION

                                PURSUANT TO RULE 12b-1

         WHEREAS, T.O. Richardson Trust (the "Trust") and its series portfolio, the T.O. Richardson Index Rotation Fund (the "Fund"), a business trust organized under the laws of the Commonwealth of Massachusetts, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue shares of common stock (the "Shares"); and

         WHEREAS, the Board of Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940
Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Rule 12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

         1. Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of Shares, which activities may include, but are not limited to, the following: (a) payments to securities dealers and others, including the Underwriter and its affiliates, who are engaged in the sale of Shares and who may be advising shareholders of the Trust regarding the purchase, sale or retention of Shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares or who render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) formulating and implementing of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparing, printing and distributing sales literature; (e) preparing, printing and distributing prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; and (f) obtaining such

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information,  analyses and reports with  respect to  marketing  and  promotional activities as the Trust may, from time to time, deem advisable. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through other persons with which the Trust entered into agreements related to this Plan.

         2. Compensation. The compensation to be made by the Trust pursuant to this Plan shall be determined by the Trustees of the Trust, but such compensation may not exceed in any fiscal year an amount calculated at the rate of 0.25% of the average daily net assets of the Trust. Such payments for distribution activities may be made directly by the Trust. In the event the Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date the plan terminates.

         3. Term and Termination. (a) This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such approval.

                  (b) This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust.

         4. Amendments. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Trust (as defined in the 1940 Act), and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

     5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

     6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

         7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

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Dated:  June 5, 2000































































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